Exhibit 99.1

Denise F. Warren Joins EA’s Board of Directors

REDWOOD CITY, Calif. - May 16, 2013 - Electronic Arts Inc. (NASDAQ: EA), a leading global interactive entertainment software company, today announced that Denise F. Warren has been appointed to EA’s Board of Directors effective May 16, 2013. Ms. Warren has also been appointed to EA’s Audit Committee.

Separately, Director Gregory Maffei has decided that he will not stand for re-election to the Board at the annual stockholders meeting to be held on July 31, 2013. After ten years on the EA Board, Greg is resigning due to his commitments at Liberty Media.

Ms. Warren is the executive vice president of the Digital Products and Services Group at The New York Times Company, overseeing operations for digital content and subscriptions. Previously, Ms. Warren served as general manager and chief advertising officer of the New York Times Media Group, where she managed operations for NYTimes.com and related digital and mobile products.

“Denise Warren brings an enormous amount of digital media experience to EA’s Board of Directors,” said EA Executive Chairman Larry Probst. “We look forward to the leadership and perspective that she will provide to our company. I would also like to thank Greg Maffei for his many years of dedicated service to our Board. His guidance, involvement and expertise have been invaluable.”

“EA is transforming its business by extending the consumer relationship with digitally delivered high-quality products and services,” said Denise Warren. “I’m impressed with the management of the company and look forward to helping them extend their products to a broader audience on new platforms including mobile and tablets.”

Ms. Warren holds a B.S. and management degree from Tulane University and an M.B.A. degree in communications and media management from Fordham University. She lives with her family in Long Island.

Contacts:

Jeff Brown	Rob Sison
EA Communications	EA Investor Relations
650-628-7922	650-628-7787
jbrown@ea.com	rsison@ea.com

About Electronic Arts
Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company delivers games, content and online services for Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 285 million registered players and operates in 75 countries.

In fiscal year 2013, EA posted GAAP net revenue of $3.8 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality blockbuster brands such as The Sims™, Madden NFL, FIFA Soccer, Need for Speed™, Battlefield™ and Mass Effect™. More information about EA is available at www.ea.com/news.

The Sims, Need for Speed, Mass Effect and Battlefield are trademarks of Electronic Arts Inc. and its subsidiaries.  John Madden, NFL and FIFA are the property of their respective owners and used with permission.